UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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CBEYOND, INC.
(Name of Registrant as Specified in its Charter)

(Name of person(s) filing proxy statement, if other than the registrant)

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Commencing June 10, 2011, Cbeyond, Inc. sent the following communication to certain stockholders.

We wish to bring to your attention a significant disagreement between Cbeyond and ISS Proxy Advisory Services with respect to ISS’s report regarding the proposals to be voted on at Cbeyond’s annual meeting of stockholders to be held on June 22, 2011.

In its report, ISS recommends a vote “against” Cbeyond’s recommendation on the advisory vote on executive compensation asserting that there is a misalignment between Cbeyond’s long-term performance and the compensation of our CEO. We strongly disagree with ISS’s reasoning, which evaluates stock price performance over a multi-year period, but evaluates CEO compensation on a year-over-year basis. We also note that Glass Lewis & Co. has recommended a vote “for” Cbeyond’s recommendation on the advisory vote on executive compensation. For the reasons set forth below, we believe ISS’s recommendations are based on incomplete and inaccurate analysis and we urge you to vote “FOR” the advisory vote on executive compensation.

•

Criticism of compensation is primarily backward-looking and fails to take into account recommended remedies already enacted for 2011 and future periods. As we clearly state in our proxy statement (pages 16 and 17), in 2011 the Compensation Committee of our Board of Directors “made several significant changes to the Company’s executive compensation program” to make 50% of the CEO compensation performance-based in 2011 and to implement a more comprehensive performance-based plan for 2012 for all named executive officers (NEOs). Cbeyond has taken steps to adopt a more significantly performance-based compensation structure in 2011 for the CEO and in 2012 for all NEOs, and we believe Cbeyond’s stockholders should recognize our efforts in this regard. We believe that ISS has failed to give Cbeyond appropriate credit for already enacting the very actions that ISS recommends.

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An increase in compensation in 2010 due to additional grants of stock options in 2010 resulted primarily from the fact that no stock options were granted in 2009. Cbeyond believes that an increase in stock option grants to our CEO in 2010 was reasonable and appropriate in light of the fact that Mr. Geiger received no stock options in 2009 and that the options granted to him in 2008 remain underwater approximately three years after issuance. Many of the stock option awards granted in 2008 and earlier were based on a strong macroeconomic outlook and did not contemplate an economy that has languished for as long as it has. Our CEO in fact has not realized the compensation that ISS suggests that he has realized, and he will realize such compensation only if our stock price increases.

•

Cbeyond’s business has delivered strong financial and operational performance during a difficult economy over the last three years. The ISS recommendations imply that Cbeyond has underperformed as a business. We believe that is contrary to what actually has occurred. Cbeyond’s business is focused solely on serving the US small business sector, an area of the economy that the recession has particularly affected and one that continues to experience challenging conditions to date. Despite this difficult economy and an increasingly competitive environment, Cbeyond has grown customers, revenue and adjusted EBITDA on a compounded annual basis of 18%, 17% and 12%, respectively, from 2007 to 2010, and free cash flow (defined as adjusted EBITDA less capital expenditures) has grown from negative $5.4 million in 2007 to positive $10.1 million in 2010 (see below for reconciliation). Throughout this period, we generally met or exceeded initial annual guidance on adjusted EBITDA and capital expenditures. In doing so, Cbeyond overcame unfavorable operating trends in our customer churn rate and average revenue per customer which occurred during this period. Management believes that the trends in these operating metrics, together with investor concerns about Cbeyond’s exposure to the small business sector during the economic downturn and a perceived increase in competitive intensity, have affected Cbeyond’s share price in recent years, despite positive financial and operational results that the business has achieved. We believe that ISS has failed to take into account Cbeyond’s business achievements and strong operational performance in light of the current challenges that small businesses face in this macroeconomic environment.

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Cbeyond has outperformed its guidance of free cash flow. ISS has focused on our executive compensation in light of recent periods of net losses. However, we believe that our adjusted EBITDA and free cash flow are significant indicators of our financial performance and are, along with revenue, the primary indicators of our financial performance used by investors. Cbeyond has continued to grow its operations for many years during which our GAAP results have included reported net losses. Management does not believe that ISS’s focus on GAAP net loss is the most relevant criterion for assessing Cbeyond’s performance, and Cbeyond believes that our share price has not directly correlated to net income or loss at any time since our initial public offering in 2005.

Non-GAAP Financial Measures

EBITDA is a non-GAAP financial measure commonly used by investors, financial analysts and ratings agencies. EBITDA is generally defined as net income (loss) before interest, income taxes, depreciation and amortization. We use adjusted EBITDA, also a non-GAAP financial measure, to further exclude, when applicable, non-cash share-based compensation, public offering or acquisition-related transaction costs, purchase accounting adjustments, gain or loss on asset dispositions and non-operating income or expense. Adjusted EBITDA is presented because this financial measure, in combination with revenue and operating expenses, is an integral part of the internal reporting system used by our chief operating decision maker to assess and evaluate the performance of our business and our operating segments, both on a consolidated and on an individual basis.

Free Cash Flow represents the cash that a company is able to generate after cash expenses and capital expenditures necessary to maintain or expand its asset base. We define free cash flow as adjusted EBITDA less total capital expenditures.

CBEYOND, INC. AND SUBSIDIARY

Reconciliation of Non-GAAP Financial Measure

to GAAP Financial Measure

(In thousands)

(Unaudited)

	Twelve Months Ended Dec. 31,
	2007	2010
Reconciliation of Adjusted EBITDA to Net income:
Total Adjusted EBITDA for reportable segments	$52,108	$72,935
Depreciation and amortization	(31,970)	(59,304)
Non-cash share-based compensation	(9,989)	(15,591)
MaximumASP purchase accounting adjustment	—	(213)
Transaction costs	(2)	(755)
Interest income	2,700	2
Interest expense	(252)	(281)
Other income (expense), net	—	1,867
Income tax (expense) benefit	8,903	(314)

Net income (loss)	$21,498	$(1,654)

	Twelve Months Ended Dec. 31,
	2007	2010
Reconciliation of free cash flow:
Total Adjusted EBITDA for reportable segments	$52,108	$72,935
Capital expenditures	(57,534)	(62,832)

Free cash flow	$(5,426)	$10,103

CBEYOND, INC. AND SUBSIDIARY

Selected Operating Metrics

($, in thousands)

(Unaudited)

	Twelve Months Ended Dec. 31,		Compound Annual Growth
	2007	2010
Customers (Core Managed Services)	35,041	56,972	17.6%
Revenues	$280,034	$451,965	17.3%
Adjusted EBITDA	$52,108	$72,935	11.9%